Exhibit 10.2

December 7, 2010

Mr. Charles S. Rhoades

645 Highland Avenue

Boulder, Colorado 80302

Dear Steve:

We hereby amend the Employment Offer Letter dated May 1, 2008 (the “Offer Letter”) between you and Satcon Technology Corporation (the “Company”) as follows:

1.             The phrase “within 12 months after the occurrence of a Change in Control” set forth in the second sentence of the section of the Offer Letter entitled “Payments and Benefits Upon Termination of Employment” is hereby deleted.

2.             The phrase “stock options” set forth in the second sentence of the section of the Offer Letter entitled “Payments and Benefits Upon Termination of Employment” is hereby deleted and the phrase “the issuance of additional stock options” is hereby substituted in place thereof.

3.             In the event that a Change in Control (as such term is defined in the Company’s amended 2005 Stock Incentive Plan (the “Plan”) occurs, all unvested shares under any stock options that have been issued to you pursuant to the Plan since your employment commenced and any other stock options hereafter issued to you by the Company (the “Subsequently Issued Options”) will vest, and you will have the right to exercise any Subsequently Issued Options at or prior to the closing of the Change in Control transaction.  If you choose not to exercise, the Subsequently Issued Options will be accorded the same treatment as options outstanding under the Plan are accorded under the Change in Control transaction.

Except as herein modified, the Offer Letter is hereby ratified, approved and confirmed as of the date hereof.

Sincerely,

John M. Carroll, Chairman

Satcon Technology Corporation

AGREED TO AND ACCEPTED

/s/ Charles S. Rhoades
Charles S. Rhoades